As filed with the Securities and Exchange Commission on June 27, 1997

                                                     Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           QUALITY SEMICONDUCTOR, INC.
             (Exact Name of Registrant as specified in its charter)

         California                                     77-0199189
  (State of incorporation)                  (I.R.S. Employer Identification No.)
                                851 Martin Avenue
                          Santa Clara, California 95050
                                 (408) 450-8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               John P. Goldsberry
               Vice President, Finance and Chief Financial Officer
                           Quality Semiconductor, Inc.
                                851 Martin Avenue
                          Santa Clara, California 95050
                                 (408) 450-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                  Tae Hea Nahm
                                Venture Law Group
                           A Professional Corporation
                               2800 Sand Hill Road
                          Menlo Park, California 94025
                                 (415) 854-4488

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                         CALCULATION OF REGISTRATION FEE
--------------------------- --------------------- ----------------------- ----------------------  ---------------------
                                   Amount            Proposed maximum        Proposed maximum
  Title of each class of           to be              offering price            aggregate              Amount of
     securities to be            registered            per share(1)         offering price(1)       registration fee
        registered
--------------------------- --------------------- ----------------------- ----------------------- ---------------------
--------------------------- --------------------- ----------------------- ----------------------- ---------------------
      Common Stock,              1,188,000                $10.75              $12,771,000.00           $3,870.00
     $.001 par value               shares
--------------------------- --------------------- ----------------------- ----------------------- ---------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on The Nasdaq National Market on June 23, 1997 in accordance with Rule 457 under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

NOTE: INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus                                                 Subject to Completion
                                                               June 27, 1997
                                1,188,000 SHARES
                           QUALITY SEMICONDUCTOR, INC.
                                  COMMON STOCK
                     --------------------------------------

         This Prospectus covers 1,188,000 shares of Common Stock, no par value (the "Common Stock" or the "Shares"), of Quality Semiconductor, Inc. ("QSI" or the "Company"), which may be offered from time to time by one or all of the selling shareholders named herein (the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales.

     The Shares were issued to the Selling Shareholders in connection with the private placement of 108,000 units ("Units") each Unit consisting of ten (10) shares of Common Stock and a warrant to purchase one (1) share of Common Stock of the Company on May 28, 1997 (the "Private Placement"). For additional information concerning the Private Placement, see "Issuance of Common Stock to Selling Shareholders." The Selling Shareholders intend to sell the shares offered hereby from time to time in the over-the-counter market at prices prevailing therein, in individually negotiated transactions at such prices as may be agreed upon or a combination of such methods of sale, during the period following the effective date of this Prospectus. The Company will bear all expenses with respect to the offering of the Common Stock, except any underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for the Selling Shareholders. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Shareholders, the public offering price, the names of any agent dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Shareholders" and "Plan of Distribution."

         The Company's Common Stock is traded on The Nasdaq National Market under the symbol "QUAL". The last reported sales price of the Common Stock on The Nasdaq National Market on June 23, 1997 was $11.00 per share

                   --------------------------------------

                See "Risk Factors," beginning on page 5, for information that should be considered by prospective investors.

                   --------------------------------------

     The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Shareholders.
                   --------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
               SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFESNE.

                                   Underwriting                 Proceeds to
          Price to Public   Discounts and Commission(1)  Selling Stockholders(1)
             Public                   Commissions                Shareholders

  ------------------------------------------------------------------------------
  Per Share
  Total    See Text Above          See Text Above              See Text Above
  ------------------------------------------------------------------------------

(1) All expenses of registration of the Shares, estimated to be approximately $80,000.00 shall be borne by the Company. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the selling shareholders are payable individually by the Selling Shareholders.

                  The date of this Prospectus is June 27, 1997

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the year ended September 30, 1996, as filed on December 24, 1996 ("1996 10-K");

     (2) The Company's definitive Proxy Statement for its 1997 Annual Meeting of Shareholders, as filed on January 27, 1997.

     (3) Amendment No. 1 on Form 10-K/A to 1996 10-K, as filed on February 3, 1997;

     (4) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, as filed on February 11, 1997;

     (5) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as filed on May 14, 1997;

     (6) The Company's Current Report on Form 8-K filed December 11, 1996;

     (7) The Company's Current Report on Form 8-K filed on June 12, 1997; and

     (8) The description of the Company's capital stock contained in its Registration Statement on Form 8-A as filed with the Commission on December 22, 1993 including any amendment thereto or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein, to the extent required, and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to John P. Goldsberry, Vice President of Finance and Chief Financial Officer, Quality Semiconductor, Inc., 851 Martin Avenue, Santa Clara, California 95050-2903 or by telephone at (408) 450-8000.

                                   THE COMPANY

     The Company designs, develops and markets high-performance logic products, logic-intensive specialty memory products and advanced networking semiconductor products. The Company targets systems manufacturers principally in the networking, personal computer and workstation, and telecommunications markets. QSI's logic products include the 3.3-volt and 5-volt QSFCT family and 3.3-volt LCX family, high-speed, low-noise interface logic devices that interconnect various elements in a microprocessor-based system, and the QuickSwitch family of high-speed, low resistance bus switches, which can be used for many applications, such as facilitating the use of mixed voltages in a microprocessor-based system. QSI's specialty memory products include a family of dual port RAMs, and some of the fastest FIFO (First-In, First-Out) devices currently available. QSI networking products include an ATM multiplexer/demultiplex and 10/100 Base TX Fast Ethernet transceivers for symbol and MII interface.

     QSI was incorporated in 1984 under the laws of California. The Company's principal executive offices are located at 851 Martin Avenue, Santa Clara, California 95050-2903 and its telephone number is (408) 450-8000. As used in this Prospectus, the "Company" and "QSI" refer to QSI Semiconductor, Inc., a California corporation, and Quality Semiconductor Australia Pty. Ltd., its wholly owned subsidiary.

                                  RISK FACTORS

     This Prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies. All forward looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and in the documents incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference.

Potential Declines in Operating Results

     The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect revenues and profitability, including, among others, factors pertaining to (i) competition, such as competitive pressures on average selling prices of the Company's products and the introduction of new products by competitors; (ii) the current and anticipated future dependence on the Company's existing product lines; (iii) new product development, such as increased research, development and marketing expenses associated with new product introductions, the Company's ability to introduce new products and technologies on a timely basis and the amount and timing of recognition of non-recurring development revenue; (iv) manufacturing and operations, such as fluctuations in manufacturing yields, inventory management, raw materials, and production and assembly capacity; (v) the Company operates a wafer fabrication facility which involves significant risks typically inherent in any manufacturing endeavor, as well as additional risks associated with production yields, technical difficulties with process control, expenses associated with responding to increases in environmental pollution regulation or disposal of environmentally hazardous waste and events limiting production, such as fires or other damage, and the inability to keep production at a high level;
(vi) expenses that may be incurred in obtaining, enforcing and defending claims with respect to intellectual property rights; (vii) sales and marketing, such as loss of significant distributor, concentration of customers, and volume discounts that may be granted to significant customers; (viii) customer demand, such as market acceptance of products, the timing, cancellation or delay of customer orders and general economic conditions in the semiconductor and electronic systems industries, as well as other factors, such as risks associated with doing business abroad, retention of key personnel and management of growth and volatility in the Company's revenues and stock price.

     The semiconductor industry is intensely competitive and is characterized by price erosion, declining gross margins, rapid technological change, product obsolescence and heightened international competition in many markets. The Company's competitors include large semiconductor companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than the Company, as well as emerging companies attempting to sell products to specialized markets such as those addressed by the Company. As a result, average selling prices "ASPs" in the semiconductor industry generally, and for the Company's products in particular, have decreased significantly over the life of each product. The Company expects that ASPs for its existing products will continue to decline over time and that ASPs for each new product will decline significantly over the life of the product. Declines in ASPs in the Company's products, if not offset by reductions in the cost of producing those products or by sales of new products with higher gross margins, would decrease the Company's overall gross margins, could cause a negative adjustment to the valuation of the Company's inventories and could materially and adversely affect the Company's operating results.

Dependence on QSFCT and QuickSwitch Product Lines

     A substantial majority of the Company's revenues are derived from sales of interface logic devices and, in particular, products in the Company's QSFCT and QuickSwitch logic family, and during fiscal 1997, the Company commenced shipments of its CMOS Fast Ethernet products. The Company anticipates that sales of these products will continue to comprise a significant portion of the Company's revenues for the foreseeable future. The demand for such products may be sharply reduced by competition and by microprocessors or other system devices that increasingly include interface logic. Because of the Company's dependence on sales of these products, declines in gross margins for these products resulting from declines in ASPs or otherwise could have a material adverse effect on the Company's operating results.

Dependence on Networking Product Line

     During fiscal 1997, the Company commenced shipping its advanced CMOS Fast Ethenet transceiver chips that provide high integration solutions for the adapter, repeater, switch and card bus markets, and ATM mux/demux for the ATM multiplexer and switch markets. These products are in the early stages of production and test results may vary more than for products in later stages of production. There can be no assurance that production yields will meet management projections or that the performance of these products will meet actual specifications. Additionally, demand for such products may not meet the Company's expectations. In addition the demand for such products may decline as competition and availability increase, and more advanced products are introduced.

Dependence on New Products

     The Company's future success is highly dependent upon the timely completion and introduction of new products at competitive price/performance levels. The failure of the Company to timely complete and introduce new products at competitive price/performance levels could materially and adversely affect the Company's operating results. New products are generally incorporated into a customer's product or system at the design stage. However, design wins, which can often require significant expenditures by the Company, may precede the generation of volume sales, if any, by a year or more. No assurance can be given that the Company will achieve design wins or that any design win will result in significant future revenues.

Risks Associated with Operating Australian Fabrication Facility

     In February 1996, the Company purchased a fully functional wafer fabrication facility and product design center located in Australia. The Company receives a significant amount of its wafer requirements for its logic and memory products from this facility. Any disruption of the Company's wafer fab facility or the Company's inability to keep the production of wafers at a high level due to technical factors or lack of customer demand could have a materially adverse impact on the Company's operations.

     The process technology for the fabrication of the Company's wafers at this facility is highly complex and sensitive to dust and other contaminants. Although the fabrication process is highly controlled, the equipment may not perform flawlessly. Minute impurities, difficulties in the production process or defects in the masks can cause a substantial percentage of the wafers to be rejected or individual die on each wafer to be nonfunctional. Accordingly, any failure by the Company to achieve acceptable product yields, could have a material and adverse effect on the Company's operating results.

     Raw materials essential to the Company's wafer fabrication business are generally available from multiple sources and the Company has thus far not experienced production problems or delays due to shortages in materials or components. There can be no assurance, however, that future shortages will not occur, any such shortages could have a material adverse effect on the Company's business, financial condition or results of operations.

     Government regulations impose various environmental controls on the storage, use and disposal of chemicals and gases used in semiconductor processing. Although the Company strives to conform the activities of its manufacturing facilities to applicable environmental regulations, there can be no assurance that the Company will not incur unanticipated future costs based on inadvertent violations of such regulations or on the implementation of more stringent regulations in the future.

Dependence on Fabrication, Assembly and Test Subcontractors

     Additionally, a substantial amount of the wafers for the Company's semiconductor products are fabricated by Seiko Instruments Inc. ("Seiko"), Ricoh Corporation ("Ricoh"), and Taiwan Semiconductor Manufacturing Company Ltd. ("TSMC"). The Company's reliance on its suppliers to fabricate its wafers at their production facilities in Japan and Taiwan involves significant risks, including reduced control over delivery schedules, potential lack of adequate capacity, technical difficulties and events limiting production, such as fires or other damage to production facilities. The Company has from time to time experienced significant delays in receiving fabricated wafers from these suppliers, and there can be no assurance that the Company will not experience similar or more severe delays from its suppliers in the future. Any inability or unwillingness of the Company's fabrication providers to provide adequate quantities of finished wafers to meet the Company's needs could delay shipments and have a material adverse effect on the Company's operating results. The Company's reliance on third-party wafer fabrication suppliers also increases the length of the development cycle for the Company's products, which may provide time to market advantages to competitors that have in-house fabrication capacity. The Company also depends upon its fabrication suppliers to participate in process improvement efforts, such as the transition to finer geometries, and any inability or unwillingness of such suppliers to do so could adversely affect the Company's development and introduction of new products. Competitors having their own wafer fabrication facilities, or access to suppliers having such facilities, using superior process technologies at the same geometries or manufacturing products at smaller geometries, could manufacture and sell competitive, higher performance products at a lower price. The introduction of such products by competitors could materially and adversely affect the Company's operating results.

     The Company relies on overseas subcontractors for the assembly and testing of its finished products. Any significant disruption in adequate supplies from, or degradation in the quality of components or services supplied by, these subcontractors, or any other circumstance that would require the Company to qualify alternative sources of supply, could delay shipment and result in the loss of customers, limitations or reductions in the Company's revenues, and other adverse effects on the Company's operating results.

Risks of International Sales

     The Company purchases a significant amount of its semiconductor wafers and substantially all of its assembly services from foreign suppliers. In addition, sales outside of North America accounted for approximately 44% of the Company's net revenues in the second quarter of fiscal 1997 as compared to 36% in the second quarter of fiscal 1996. Sales outside of North America for the first six months of fiscal 1997 were 44% of net revenues as compared to 36% for the first six months of fiscal 1996. As a result, the Company's business is subject to the risks generally associated with doing business abroad, such as foreign governmental regulations, reduced protection for intellectual property rights, political unrest, disruptions or delays and shipments and changes in economic conditions in countries in which the Company's manufacturing and test assembly sources are located. The Company's purchases of wafers from Seiko Instruments Inc. are denominated in Japanese yen. Although the Company has from time to time engaged in hedging activities to mitigate exchange rate risks, there can be no assurance that the Company will not be materially adversely affected by a decline in exchange rate.

Patents and Proprietary Rights

     The semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. There can be no assurance that third parties will not assert claims against the Company that result in litigation. Any such litigation could result in significant expense and divert the Company's attention from other matters. If any of the Company's products were found to infringe any third party patent, and such patent were determined to be valid, the third party would be entitled to injunctive relief, which would prevent the Company from selling any such infringing products. In addition, the Company could suffer significant monetary damages, which could include treble damages for any infringement that is determined to be willful.

Dependence on Key Personnel

     The Company's future success will depend to a large extent on the continued contributions of key employees, who would be difficult to replace, and its ability to attract and retain qualified marketing, technical and management personnel, particularly highly skilled design, process and test engineers, for whom competition is intense. The loss of or failure to attract and retain any such persons could have a material adverse effect on the Company's business. To manage recent and potential future growth effectively, the Company will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate and manage its employees. There can be no assurance that the Company will be able effectively to achieve growth or manage any such growth, and failure to do so could have a material adverse effect on the Company's operating results.

Customer Concentration

     A relatively small number of customers have accounted for a significant portion of the Company's revenue in the past. Loss of one or more of the Company's current customers could materially and adversely affect the Company's business, operating results and financial condition. In addition, the Company has experienced and may continue to experience lower margins on sales to significant customers as a result of volume pricing arrangements.

Dependence on Manufacturer Representatives and Distributors

     The Company markets and distributes its products primarily through manufacturers' representatives and independent distributors. Domestic distributors accounted for approximately 23% of the Company's net revenues during the second quarter of fiscal 1997 and 34% in the second quarter of fiscal 1996. Domestic distributors accounted for approximately 21% of the Company's net revenues during the first six months of fiscal 1997 and 28% of net revenues during the first six months of fiscal 1996. The Company's distributors typically offer competing products. The distribution channels have been characterized by rapid change, including consolidations and financial difficulties. The loss of one or more manufacturers' representatives or distributors, or the decision by one or more distributors to reduce the number of the Company's products offered by such distributor or to carry the product lines of the Company's competitors, could have a material adverse effect on the Company's operating results.

Cyclically of Semiconductor Industry

     The semiconductor industry has historically been cyclical and subject to significant economic downturns at various times and has been characterized by diminished product demand, accelerated erosion of ASPs and over capacity. In addition, the end-markets for systems that incorporate the Company's products are characterized by rapidly changing technology and evolving industry standards. The Company may experience substantial period-to-period fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

Volatility of Company's Stock Price

     The Company's earnings and stock price have been, and may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue, gross margins or earnings from expected levels could have an immediate and significant adverse effect on the trading price of the Company's stock in any given period. The Company may not learn of, or be able to confirm revenue, gross margin or earnings shortfalls until late in the quarter, or following the end of the quarter, because a significant portion of the Company's revenue in a quarter typically is shipped in the last few weeks of that quarter. In addition, future announcements concerning the Company or its competitors, including technological innovations, new product introductions, governmental regulations, litigation, or changes in earnings estimates by analysts, may cause the market price of the Company's stock to fluctuate substantially. Stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results, such as general economic, political and market conditions. The Company's stock price is also subject to potentially large volatility due to the very low trading volumes of the Company's stock on most days since the initial public offering of the Company's stock on November 17, 1994. In addition, this low trading volume may continue and could affect the ability of shareholders to sell their shares.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 23, 1997 by each Selling Shareholder. No Selling Shareholder has had any material relationship with the Company or any of its predecessors or affiliates within the last three years


                                       Shares beneficially owned                         Shares beneficially owned
                                       prior to the offering(1)          Shares            after the offering(2)
Selling  Shareholders                   Shares         Percent (3)       Offered          Shares         Percent (3)
---------------------                   ------         -------           -------          ------         -------
WPG Growth Fund                          45,683             *               45,683           --            --
WPG Tudor Fund                           84,117             1.15            84,117           --            --
CG Asian-American Fund, L.P.             96,800             1.32            96,800           --            --
Citi Growth Fund II Offshore,            96,800             1.32            96,800           --            --
L.P.
Galleon International Fund, Ltd.        476,300             6.52           476,300           --            --
Arthur D. Little Employee                38,500             *               38,500           --            --
Investment Plan(4)
Norwalk Employees' Pension               14,300             *               14,300           --            --
Plan(4)
Public Employee Retirement              116,600             1.60           116,600           --            --
System of Idaho(4)
Stamford Firemen's Pension               14,300             *               14,300           --            --
Board(4)
Oregon Public Employee'                 193,600             2.65           193,600           --            --
Retirement Fund(4)
TAB Products Co. Pension Plan(4)         11,000             *               11,000           --            --
     Total                            1,188,000            16.26         1,188,000           --            --

----------------------------------
* Less than one percent of the Company's outstanding Common Stock.

(1) Includes up to 108,000 shares of Common Stock issuable pursuant to warrants held by Selling Shareholders pursuant to the Private Placement.
(2) Assumes that each Selling Shareholder will sell all of the Shares set forth above under "Shares Offered." There can be no assurance that the Selling Shareholders will sell all or any of the Shares offered hereunder.

(3) Based on 7,199,089 shares of Common Stock outstanding at June 23, 1997 and 108,000 shares issuable upon exercise of the warrants at $8.50 per share.

(4) Zesiger Capital Group LLC has limited power of attorney to administer or effect the sale of the Shares offered by the Selling Shareholder.

                ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS

     On May 28, 1997, the Company closed the private placement (the "Private Placement") of 108,000 Units, each Unit consisting of ten (10) shares of the Company's Common Stock and a warrant to purchase one (1) additional share of the Company's Common Stock. The Units were priced at $85.00 per unit for a total of $9.2 million in cash. Needham & Company, Inc. received a placement fee of $60,000 for services rendered in connection with the Private Placement. The Company relied on Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), which, among other things, provides an exemption from the registration requirements of the Securities Act for sales to accredited investors (as defined by Rule 501(a) of Regulation D under the Securities Act). Under the terms of the Private Placement, the Company agreed to file a Registration Statement on Form S-3 within thirty days of the closing of the transaction, to cover the shares of the Company's Common Stock that were delivered to the investors at the closing and that are issuable upon exercise of the warrants.

                              PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby: (i) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or
(ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders and any underwriter, dealer or agent who participates in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Shareholders that the anti-manipulation Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to Selling Shareholders and has informed the Selling Shareholders of the need for delivery of copies of this Prospectus to purchasers on or prior to the sale of the Shares offered hereby. The Selling Shareholders have advised the Company that during such time as the Selling Shareholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person; (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act; and (iv) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and (v) notify the Company of its intent to sell any Shares at least two (2) full business days prior to such sale.

     The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company has agreed to use its best efforts to maintain the effectiveness of this Registration Statement until the earlier of the sale of all of the shares of Common Stock offered hereunder until the earlier of (A) May 28, 1999, (B) such date as all of the Registrable Securities have been resold or
(C) such time as all of the Registerable Securities held by the Purchasers can be sold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder ("Rule 144"), after which time the Company intends to deregister any registered Shares which have not been sold. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Shareholders will sell all or any of the shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended September 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


                     SEC registration fee          $ 3,780
                     Nasdaq Listing fee             17,500
                     Legal fees and expenses        28,000
                     Accounting fees and expenses   20,000
                     Transfer Agent Fee              5,000
                     Miscellaneous expenses          5,720
                                                  --------
                                            Total $ 80,000
                                                  ========

Item 15. Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

     In  addition,   the  Registrant  carries  director  and  officer  liability insurance in the amount of $7 million.

     In connection with this offering, the Selling Shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Shareholders and contained herein.

Item 16. Exhibits.

         Exhibits.

          4.1(1) Form of Unit Purchase Agreement (including Warrant), dated May 22, 1997 between Quality Semiconductor, Inc. and the Purchasers (as defined therein).

          5.1     Opinion of Venture Law Group, A Professional Corporation

         23.1     Consent of Ernst & Young LLP, Independent Auditors

         23.2     Consent of Counsel (included in Exhibit 5.1)

         24.1     Power of Attorney (see page II-3)

--------------
(1) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Form 8-K, filed on June 12, 1997.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

              (1) To file,  during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (2) That, for the purpose of determining  any liability  under the
                  Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To  remove  from  registration  by means  of a  post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

              (4) That,  for purposes of  determining  any  liability  under the
                  Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, QSI Semiconductor, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on June 27, 1997.

                                    QUALITY SEMICONDUCTOR, INC.

                                    By:   /s/ John P. Goldsberry
                                          John P. Goldsberry
                                          Vice President, Finance and
                                          Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Paul Gupta and John P. Goldsberry, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                Title
     Date

/s/ Chun Chiu                Chairman of the Board of Directors    June 27, 1997
------------------------
    Chun Chiu

/s/ R. Paul Gupta            President, and Chief Executive        June 27, 1997
------------------------
    R. Paul Gupta            Officer and Principal Executive
                             Officer

/s/ John P. Goldsberry       Vice President, Finance and Chief     June 27, 1997
------------------------     Financial Officer (Principal
    John P. Goldsberry       Financial Officer and Principal
                             Accounting Officer)

/s/ Masaharu Shinya          Director                              June 27, 1997
------------------------
    Masaharu Shinya

/s/ Andrew Kang              Director                              June 27, 1997
------------------------
    Andrew Kang

/s/ Robert Puette            Director                              June 27, 1997
------------------------
    Robert Puette

/s/ David Tsang              Director                              June 27, 1997
------------------------
    David Tsang

                                INDEX TO EXHIBITS

Exhibit Number                  Description

     5.1          Opinion of Venture Law Group, A Professional Corporation

    23.1          Consent of Ernst & Young LLP, Independent Auditors

    23.2          Consent of Counsel (included in Exhibit 5.1)

    24.1          Power of Attorney (see page II-3)

                                                                     EXHIBIT 5.1

                                  June 27, 1997


Quality Semiconductors, Inc.
851 Martin Avenue
Santa Clara, California 95050

     Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 27, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,188,000 shares of your Common Stock (the "Shares"), issued or issuable in connection with the private placement of 108,000 units (the "Units"), each Unit consisting of ten (10) shares of Common Stock and one (1) warrant (the "Warrant") to purchase one (1) share of Common Stock, issued to several institutional shareholders (the "Shareholders"). As your legal counsel, we have examined the proceedings taken in connection with the sale of the Units to the Shareholders and are familiar with the proceedings proposed to be taken by you and the Shareholders in connection with the sale of the Shares under the Registration Statement.

     It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable (or in the case of the Shares issuable upon exercise of the Warrants, will be legally and validly issued, fully paid and nonassessable upon exercise of the Warrants in accordance with their terms) and when resold in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                      Sincerely,

                                      VENTURE LAW GROUP
                                      A Professional Corporation

                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Quality Semiconductor, Inc. for the registration of 1,188,000 shares of its common stock and to the incorporation by reference therein of our report dated October 18, 1996 (except as to Note 10, as to which the date is December 12, 1996), with respect to the consolidated financial statements and schedule of Quality Semiconductor, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

                                       /s/ Ernst & Young LLP

San Jose, California
June 26, 1997